Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

        This Agreement is entered into this 12th day of June, 2001 to be effective as of the 6th day of February 2001 by and between Reliable Power Systems, Inc. (“Employer” or “Company”) and David Mazur (“Executive”) and except as specifically set forth here -supersedes all prior employment agreements between the Company and Executive. The purpose of this Agreement is to define the terms and conditions of Executive’s employment with Employer.

        1.     Executive agrees to become employed with Employer as President and Chief Technical Officer reporting directly to the Board of Directors performing such duties as may be assigned in the sole discretion of Employer. Executive shall at all times use his best efforts to apply his skills and experience to the proper performance of his duties, and shall devote all of his professional time to the business and affairs of Employer. He shall not engage in any other business or profession and shall have a fiduciary duty to promote the best interests of Employer as its President and Chief Technical Officer.

        2.     It is understood that while Executive will not be relocating from his current residence at 924 Chapel Oaks, Frontenac, Missouri 63131 he will be required to spend his working time at the Company’s headquarters in Castle Rock, Colorado and will be required to travel in significant amounts on behalf of the Company. Employer shall provide adequate housing for Executive in the Castle Rock area. Executive acknowledges that he may be required to share housing with Herb Page.

        3.     During the term of this Agreement, Executive shall not engage in any activity that conflicts with or appears to conflict with the best interests of Employer. Executive agrees to fully disclose to Employer any activities that might arguably give rise to a conflict or the appearance of a conflict, so the matter may be discussed and promptly resolved.

        4.     Executive understands that Employer is a publicly traded company. As a result Executive will have access to confidential and inside information. Executive will at all times comply with any applicable federal, state and local securities laws and will not divulge any confidential or inside information to any third person that is not authorized by the Employer to receive such information. Furthermore, Executive will not trade in Employer’s securities without first notifying and obtaining permission from the Company’s Chief Legal Counsel and if required by the Company an opinion from Executive’s legal counsel that the purchase or sale of the Company’s securities does not violate federal, state or local securities laws.

Compensation & Benefits

        5.     During the first twelve months of this agreement, Executive shall receive a yearly salary in the amount of $120,000.00, payable in accordance with Employer’s then current payroll practices, less customary or legally required withholdings and any setoffs necessary to satisfy any debts owed by Executive to Employer. Beginning on February 1, 2001, Executive’s salary shall be increased to $170,000.00 per year. Executive’s annual salary, however, may be raised (but not lowered) during the term of this Agreement in the sole discretion of Employer’s Board of Director’s. Additionally, Executive shall receive the stock options set forth on Schedule A, subject to the terms and conditions of the Notice of Grant, Option Agreement and Equity Incentive Plan incorporated therein by reference.

        6.     Executive shall also be eligible to receive an incentive bonus at the end of each fiscal year, but only if Executive is employed during the entire fiscal year, including the last day of each fiscal year on December 31. For the year ended December 31, 2001 Executive shall receive a pro-rata bonus in accordance with Schedule B, attached. In all subsequent years there will be no pro-rata bonus if Executive is not employed for the entire duration of the fiscal year. The incentive bonus shall be paid based on the Company’s audited EBITDA (for purposes of this agreement EBITDA shall mean “earnings before interest, taxes depreciation and amortization”) as reflected on Schedule B, attached. Employer reserves the right to accept/reject any and all sales transactions and establish any accounting policies that are consistent with GAAP which may have an effect on EBITDA. The bonus shall be paid within 30 days of the filing of the Company’s Form 10K or 10KSB for the previous fiscal year and will be subject to all required federal, state and local withholding. Furthermore, Executive shall receive a one-half (.5%) percent commission on all company sales.

        7.     Executive shall also receive three (3) weeks vacation each year, to be scheduled at a mutually convenient time with the concurrence of the President/CEO.

        8.     Executive shall also receive the same benefits of employment provided to all employees pursuant to the terms of Employer’s Employee Benefit Plans including without limitation health insurance. Executive understands that Employer’s Employee Benefit Plans are subject to change during the term of this Agreement or thereafter.

Term & Termination

        9.     The term of this Agreement shall be three (3) years and shall terminate automatically on the third anniversary date of Executive’s employment with Employer unless extended in writing by mutual agreement. In the event Executive continues to work for Employer after the expiration date of this Agreement, without a written extension, his employment status will be that of an employee at-will at his then annual salary including commissions and benefits.

        10.     This Agreement and Executive’s employment may be terminated by:

(a)	Executive’s death;
(b)	Executive’s inability to perform the essential functions of his job (including travel requirements) because of illness or disability;
(c)	Termination for cause;
(d)	Termination without cause;
(e)	Resignation or voluntarily quit; or
(f)	Expiration of its stated term.

        11.     Termination for Cause. Employer may terminate this Agreement effective immediately, with Employer’s only obligation being the payment of salary and accrued, unused vacation earned as of the date of termination, and without liability for severance compensation of any kind, if Executive:

(a)	Violates any term of this Agreement;

(b)	Fails to meet Employer’s job performance expectations after having received written notice specifying the failed expectations and giving Executive a 90 day period of time to improve; such performance;

(c)	Engages in the theft, misuse or misappropriation of Employer's property, money or time;

(d)	Performs his job duties while intoxicated or under the influence of drugs not prescribed by a physician;

(e)	Discriminatory or harassing behavior or abuse of an Employer employee, which results in an EEOC complaint, law suit or settlement or any conduct which the Board of Directors deems to be inappropriate in light of the circumstances;

(f)	Falsifying Company records or making any false or misleading statement relating to Executive’s employment with Employer; or

(g)	Any other reason specified in Employer’s written Personnel Policies that would be grounds for discharge of any Company employee.

In the event a dispute arises over the termination of Executive any such dispute shall be settled through binding arbitration in the jurisdiction of Denver, Colorado. The arbitrator shall give deference to the Board of Directors’ determination.

        12.     Termination Without Cause. Executive may also be terminated during the term of this Agreement without any cause whatsoever, subject to the following terms and conditions:

(a)	Executive shall receive a severance payment per attached Schedule C.

(b)	As a condition of receiving severance pay, per attached Schedule C, Executive shall sign the Legal Release attached to this Agreement, which gives up any rights to bring any legal claims against the Company in connection with his employment and termination from employment.

(c)	It is the intent of this provision to allow Employer to terminate Executive’s employment without having to give Executive advance notice of alleged performance deficiencies and without having to give any reason, explanation or warning concerning actual or perceived job performance issues.

(d)	Employer’s right to terminate Executive’s employment without cause and its obligations to Executive under this Agreement, are absolute and unqualified, subject only to Employer’s obligations to tender severance pay, per attached Schedule C.

Confidential Information

        13.     Executive agrees that, during the continuation of this Agreement and for three (3) years thereafter, he shall not disclose without Employer’s written consent, any confidential or proprietary marketing plans or strategies, customer lists, pricing information, or other information pertaining to Employer or its business, personnel or plans, to any person, firm, corporation, or other entity, for any reason.

        14.     Executive acknowledges and agrees that he will enjoy a position of trust and confidence with Employer with respect to Employer’s proprietary and confidential information (and in particular Employer’s engineering and product development plans, strategies and tactics). Executive further agrees that all such confidential information is the sole property of Employer and all such information, whether in written or electronic form, shall be returned to Employer at the termination of Executive’s employment.

        15.     Executive’s confidentiality obligations are intended to survive the expiration or termination of this Agreement and to continue for a period of three (3) years following his termination from employment with Employer.

        16.     Except as required by law, Executive shall keep confidential the existence of this Executive Employment Agreement and the Employment Separation Agreement and Release of Legal Rights.

Agreement Not To Compete

        17.     Executive acknowledges that during his employment with Employer he will have access to confidential information which is of value to Employer within the meaning of the Uniform Trade Secrets Act. Such information includes but is not limited to the confidential information identified in this Agreement.

        18.     Executive acknowledges that his access to Employer’s confidential engineering and product development and information, as well as technical information concerning Employer’s products, is inconsistent with his employment in an executive, engineering or sales position with any business or entity that competes with Employer in the manufacturing and sales of energy management, alternative energy, and continuous or back-up energy products in North America.

        19.     It is understood that Employer competes throughout the North American continent, defined as the U.S.A., Canada, and Mexico, and that Executive’s duties require him to have access to technical data related to products sold throughout North America and confidential information regarding Employer’s customers throughout North America.

        20.     Executive therefore agrees that he will not, without Employer’s written consent, solicit or accept employment with any competitor of Employer in North America for a period of one (1) year following his separation from employment with Employer; provided that this paragraph 20 shall have no application if Executive is terminated without cause.

        21.     Executive’s agreement not to compete with Employer for one (1) year after his separation from employment may be enforced by injunctive relief if any court of competent jurisdiction, it being understood that damages to Employer’s business would be extremely difficult to prove and the disclosure of its confidential information and trade secrets would likely result in irreparable damage which information would necessarily be conveyed to a competitor if Executive accepts position with a Competitor.

        22.     Executive is aware of the provisions of Colorado Revised Statute § 8-2-113 and by signing this agreement acknowledges that he is a manager of the Company. Executive further agrees that both the geographical scope and duration of the covenant not to compete are reasonable in light of the Company’s business and objectives. Additionally, Executive acknowledges that the covenant not to compete is a material term of this contract.

        23.     If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the court shall reform the provisions to render them reasonable and enforceable, but only to the minimum extent necessary to comply with applicable law. It is the intent of the parties that this covenant not to compete be enforced to the greatest extent possible.

Arbitration

        24.     Except for Employer’s right to obtain injunctive relief to enforce Executive’s confidentiality obligations and agreement not to compete, this Agreement may be enforced only by final and binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (AAA), before a single arbitrator selected under AAA rules, in Denver Colorado metropolitan area, including without limitation Castle Rock, Colorado. The Arbitrator’s Award may be enforced in the U.S. District Court for the District of Colorado pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et seq. By submitting all disputes to arbitration, Executive and Employer give up the right to a trial by jury.

        25.     The administrative fees and costs of the arbitration, including the arbitrator’s fees, shall be paid by Employer, except Executive shall pay an initial filing fee not to exceed $150.00 if he initiates arbitrations.

        26.     The arbitrator shall award statutory costs and attorney’s fees to the prevailing party to the same extent as provided by applicable law as if that party had prevailed in court.

Miscellaneous Provisions

        27.     Executive represents that the Executive Employment Agreement is not in conflict with any obligations that Executive presently has with any other person(s) or organization(s), including former employers. If Executive fails to give notice of any such conflict, Employer may conclude that no such conflict exists.

        28.     This Agreement is the entire agreement between Executive and Employer. There are no other agreements, express or implied, oral or written, except as stated in this Agreement or incorporated by reference in this Agreement (e.g., the provisions of Employer Employee Benefit Plans). It is the intent of the parties hereto that this Agreement supersedes the letter agreement dated March 22, 2001 by and between Executive and Employer. This Agreement may not be modified by word or deed, except in a writing signed by Executive and Employer’s Chairman or CEO.

        29.     This Agreement, and all other disputes or issues arising from or relating to Executive’s employment with Employer, shall be governed by the laws of the State of Colorado.

        30.     By their signatures below, Executive and Employer acknowledge that this Agreement has been read and understood, each has had a full opportunity to negotiate the Agreement’s terms and consult with a lawyer, and each understands the legally binding nature of this Agreement and enters into it voluntarily.

        31.     It is the intent of the parties that this agreement supersede the letter agreement executed on February 6, 2001, in its entirety, provided, however, that the promissory note discussed in such letter shall remain in effect as disclosed in that letter and the $50,000.00 promissory note dated February 6, 2001. Executive acknowledges that he served as Senior Vice President, Chief Technology Officer until April 1, 2001. On April 1, 2001, Executive was promoted to President and currently holds both titles.

        32.     Executive hereby assigns any and all rights he may possess or acquire to any patent, trademark, process, copyright, technology, software or similar item (collectively “Intellectual Property”) created, developed or revised by Executive after the date of this Agreement to Employer. Executive further agrees to sign any additional document necessary to transfer such Intellectual Property to Employer. Failure to sign such additional document shall in no way limit Employer’s right to such Intellectual Property. It is the intent of this paragraph that Employer shall have all rights to Intellectual Property. The parties expect this paragraph to be construed as broadly as possible.

        33.     Executive represents and warrants to Employer that he is familiar with Employer’s Industry, including engineering, sales, marketing and pricing of products. Additionally, Employee represents and warrants that he has the expertise to handle his responsibilities as President.

EXECUTIVE:                                                                              EMPLOYER:
                                                                                                     Reliable Power Systems, Inc.

/s/                                                                                                 By: /s/
David Mazur                                                                                    Thomas J. Wiens, Chairman

Date: June 12, 2001                                                                     Date: June 12, 2001

SCHEDULE A

Stock Options for David Mazur

150,000 Stock options subject to the terms of the Notices of Grant, Stock Option Agreement and Equity Incentive Plan attached hereto and incorporated herein by this reference. Additionally Executive is entitled to purchase 100,000 shares of the Company’s common stock at a price of $.01 per share.

SCHEDULE B

Executive Compensation for David Mazur

Annual Salary Until January 31, 2002                                            $120,000
After January 31, 2002                                                          $170,000

FY 2001 Incentive Bonus Schedule

Total Audited EBITDA of:                                                        Pays:

$ 5,000,000                                                                     $ 10,000
$ 6,000,000                                                                     $ 12,500
$ 7,500,000                                                                     $ 20,000
$ 12,000,000                                                                    $ 50,000

FY 2002 Incentive Bonus Schedule

Total Audited EBITDA of:                                                        Pays:

In Excess of FY 2001 Audited EBITDA                                             $ 10,000
25% incremental increase over FY 2001 EBITDA                                    $ 12,500
35% incremental increase over FY 2001 EBITDA                                    $ 20,000
50% incremental increase over FY 2001 EBITDA                                    $ 50,000

2002 Bonuses require a minimum of $5,000,000 of Audited EBITDA

FY 2003 Incentive Bonus Schedule
--------------------------------
Total Audited EBITDA of:                                                        Pays:

In excess of FY 2002 EBITDA                                                     15% of then
annual salary
25% incremental increase over FY 2002 EBITDA                                    20% of then
annual salary
35% incremental increase over FY 2002 EBITDA                                    25% of then
annual salary
50% incremental increase over FY 2002 EBITDA                                    35% of then
annual salary

2003 Bonuses require a minimum of $12,000,000 of Audited EBITDA

The 2001 bonus will be pro-rata to reflect the number of days worked. By achieving a higher bonus benchmark, Executive forfeits the previously earned benchmark. That is, annual bonuses are not cumulative. In the event that Executive is notified in writing that his performance is not at an acceptable level, the President/CEO and/or Board of Directors shall have the discretion to deny or reduce the above bonus payments.

SCHEDULE C

Severance Payment for David Mazur

1st eighteen months of service (1-18 mos.)         Six months base salary.

2nd eighteen months of service (18-36 mos.)        Nine months base salary.

In the event of a change in control of Company and a termination of this Agreement, Executive shall be entitled to the greater of the remaining term of this agreement or Nine months severance.